Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

March 22, 2005

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL INDUSTRIES, INC.

REVERSE SPLIT DELAYED UNTIL MARCH 23, 2005

UNDER NEW TRADING SYMBOL “IMPL”

Pompano Beach, FL………Imperial Industries, Inc. (“IPII”) announced today that a reverse stock split of the Company’s common stock at a ratio of one-for-four will now become effective after the close of business on March 22, 2005, rather than March 18, 2005 as previously announced. The delay is due to a miscommunication from the Company to The NASDAQ Stock Market.

The Company’s common stock after the reverse stock split will continue to trade on the OTC Bulletin Board adjusted for the reverse split on Wednesday March 23, 2005 under the new trading symbol IMPL.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, such as our expectation that a reverse stock split will be effected and that it will have certain effects on the trading of the Company’s common stock, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the unpredictable trading activities of stockholders, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.